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                                                                  EXHIBIT 99
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                                                                     CONTACT

                                                                 HANK MORGAN
                                                     CHIEF FINANCIAL OFFICER
                                                                 RADIUS INC.
                                                408-541-5025/408-541-5551FAX
                                                      HANK_MORGAN@RADIUS.COM


                      RADIUS ANNOUNCES REVERSE STOCK SPLIT

     Sunnyvale, Calif., March 5, 1998 - Radius Inc. (NASDAQ:RDUS) today announced a one for ten reverse split of its outstanding shares of Common Stock. This reverse split was previously approved at the annual meeting of its shareholders on February 11, 1998. The reverse split will be effective with the close of business on March 9, 1998, and the shares will begin trading on a post-split basis effective on March 10, 1998. With the completion of the reverse stock split the company will have approximately 5,500,000 common shares outstanding.

     "This reverse split brings the number of shares outstanding and the share price to a level more consistent with companies of our size and will reduce the transaction costs to our shareholders," said Hank Morgan, senior vice president and CFO. Morgan continued, "in addition this action will keep the Company in compliance with the recent changes in the continued listing requirements for the Nasdaq SmallCap Market which require a minimum $1 bid price on common stock."

RADIUS INC.

     Founded in 1986 and based in Sunnyvale, California, Radius offers the highest quality digital video solutions, Super Resolution 2D and 2D/3D graphics cards, professional color calibrated display systems and PC compatibility cards. Radius products are available through a worldwide network of Radius authorized resellers, systems integrators, and distributors. Radius may be reached at 408-541-6100 or on the worldwide web at www.radius.com.

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